Execution Version

$13,500,000

CREDIT AGREEMENT

among

IM BRANDS, LLC,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

and

MIDMARKET CAPITAL PARTNERS, LLC,
as Administrative Agent

Dated as of September 29, 2011

3.22	Anti-Terrorism	34
3.23	Capitalization	34

SECTION 4.	CONDITIONS PRECEDENT	34
4.1	Loan Documents	34
4.2	Acquisition	35
4.3	Excess Liquidity	35
4.4	Equity Issuance	35
4.5	Approvals	35
4.6	Related Agreements	35
4.7	Fees	35
4.8	Lien Searches	35
4.9	Closing Certificate	35
4.10	Legal Opinions	36
4.11	Pledged Stock; Stock Powers	36
4.12	Filings, Registrations and Recordings	36
4.13	Insurance	36
4.14	PATRIOT Act	36
4.15	Representations and Warranties	36
4.16	No Default	36
4.17	Subordination Agreement	36
4.18	Life Insurance	37

SECTION 5.	AFFIRMATIVE COVENANTS	37
5.1	Financial Statements	37
5.2	Certificates; Other Information	38
5.3	Payment of Obligations	39
5.4	Conduct of Business and Maintenance of Existence; Compliance	39
5.5	Maintenance of Property; Insurance	40
5.6	Inspection of Property; Books and Records; Discussions	40
5.7	Notices	40
5.8	Environmental Laws	41
5.9	Additional Collateral, etc.	41
5.10	Further Assurances	42
5.11	Assignment of New York Lease	43

SECTION 6.	NEGATIVE COVENANTS	43
6.1	Limitation on Indebtedness	43
6.2	Limitation on Liens	44
6.3	Limitation on Fundamental Changes	45
6.4	Limitation on Disposition of Property	45
6.5	Limitation on Restricted Payments	46
6.6	Limitation on Investments	47
6.7	Limitation on Optional Payments and Modifications of Debt Instruments, etc.	47
6.8	Limitation on Transactions with Affiliates	48
6.9	Limitation on Sales and Leasebacks	48
6.10	Limitation on Changes in Fiscal Periods	48

6.11	Limitation on Negative Pledge Clauses	48
6.12	Limitation on Restrictions on Subsidiary Distributions	48
6.13	Limitation on Lines of Business	48
6.14	Limitation on Amendments to Acquisition Documentation	49
6.15	Anti-Terrorism Laws	49

SECTION 7.	FINANCIAL COVENANTS	49
7.1	Minimum Liquidity	49
7.2	Capital Expenditures	50
7.3	Consolidated Fixed Charge Coverage Ratio	50
7.4	Consolidated Total Leverage Ratio	50
7.5	Minimum Consolidated EBITDA	50

SECTION 8.	EVENTS OF DEFAULT	51

SECTION 9.	THE ADMINISTRATIVE AGENT	53
9.1	Appointment	53
9.2	Delegation of Duties	54
9.3	Exculpatory Provisions	54
9.4	Reliance by Administrative Agent	54
9.5	Notice of Default	55
9.6	Non-Reliance on Administrative Agent and Other Lenders	55
9.7	Indemnification	55
9.8	Agent in Its Individual Capacity	56
9.9	Successor Administrative Agent	56
9.10	Authorization to Release Liens and Guarantees	56
9.11	Separate Action	57
9.12	Representative Capacity	57

SECTION 10.	MISCELLANEOUS	57
10.1	Amendments and Waivers	57
10.2	Notices	59
10.3	No Waiver; Cumulative Remedies	60
10.4	Survival of Representations and Warranties	60
10.5	Payment of Expenses	61
10.6	Successors and Assigns; Participations and Assignments	61
10.7	Adjustments; Set-off	64
10.8	Counterparts	65
10.9	Severability	65
10.10	Integration	65
10.11	GOVERNING LAW	65
10.12	Submission To Jurisdiction; Waivers	65
10.13	Acknowledgments	66
10.14	Confidentiality	66
10.15	Release of Collateral and Guarantee Obligations	67
10.16	Accounting Changes	67
10.17	WAIVERS OF JURY TRIAL	68

SCHEDULES:

3.2	Consents, Authorizations, Filings and Notices
3.13	Subsidiaries
3.17(a)	UCC Filing Jurisdictions
6.1(d)	Existing Indebtedness
6.2(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Note
F	Form of Borrowing Notice
G	Form of Warrant
H	Form of Rights Agreement

CREDIT AGREEMENT, dated as of  September 29, 2011, among, IM BRANDS, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and MIDMARKET CAPITAL PARTNERS, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, XCel Brands, Inc. and the Borrower entered into that certain Asset Purchase Agreement, dated as of May 19, 2011, as amended by First Amendment to Asset Purchase Agreement dated July 28, 2011, the Second Amendment to Asset Purchase dated as of September 15, 2011, Third Amendment to Asset Purchase Agreement dated as of September 21, 2011 and Fourth Amendment to Asset Purchase Agreement dated as of September 29, 2011 (the “Acquisition Agreement”), by and among IM Ready-Made, LLC as seller (the “Seller”), Isaac Mizrahi, an individual, Marisa Gardini, and individual, the Parent and the Borrower, pursuant to which the Borrower is acquiring (the “Acquisition”) certain assets of the Seller including its trademarks, copyrights, license agreements, and certain other intellectual property and the Parent is acquiring certain fixed assets of, assuming certain liabilities of, and intends to employ certain employees of the Seller as provided for in the Acquisition Agreement ;

WHEREAS, the Borrower has requested that the Lenders make available a senior secured term loan facility in the aggregate amount of $13,500,000 (the “Facility”), the proceeds of which will be used to finance the Acquisition,  pay related fees and expenses, and for general working capital purposes; and

WHEREAS, the Lenders are willing to make the Facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1      Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”:  as defined in the recitals to this Agreement.

“Acquisition Agreement”:  as defined in the recitals to this Agreement.

“Acquisition Documentation”:  collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loan.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Annex”:  as defined in Section 3.22.

“Applicable Premium”:  as defined in Section 2.6.

“Asset Sale”:  any (a) Disposition of Collateral (or Property required to become Collateral) or series of related Dispositions of Collateral (or Property required to become Collateral) and (b) any issuance or sale of any Capital Stock of any Subsidiary of the Borrower.

“Assignee”:  as defined in Section 10.6(c).

“Assignor”:  as defined in Section 10.6(c).

“Benefited Lender”:  as defined in Section 10.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.

“Borrowing Notice”:  with respect to the request for borrowing of the Term Loans, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, delivered to the Administrative Agent.

“Business Day”:  for all, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (other than Intellectual Property and Capital Stock) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long-term unsecured credit rating of at least “A” by Standard & Poor’s Rating Services (“S&P”) or A by Moody’s Investors Service, Inc. (“Moody’s”) or another nationally recognized rating agency; (c) commercial paper of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition and having a rating of at least “AA” from S&P or “Aa” from Moody’s or another nationally recognized rating agency.

“Casualty Event”:  Any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceeding pursuant to any Requirement of Law, or by reason of the requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof for any period in excess of 90 days by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Mizrahi (so long as the Voting Agreement or a similar agreement reasonably acceptable to the Administrative Agent is and remains in full force and effect) or employees of the Parent who are shareholder of the Parent on the Closing Date or the Borrower shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of, and more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common stock of, the Parent; (b) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors or (c) the Parent shall cease to own, directly or indirectly, 100% of the outstanding common stock of the Borrower or any Subsidiary of the Borrower.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4 shall have been satisfied or waived by the Administrative Agent in its sole discretion.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to the Lender, the obligation of such Lender to make its Aggregate Exposure Percentage of the Term Loans to the Borrower on the Closing Date pursuant to this Agreement.  The initial Commitment of each Lender is as set forth on Schedule I hereto.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated Capital Expenditures”:  for any period, for the Consolidated Group on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP.

“Consolidated EBITDA”:  for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to (a) Consolidated Net Income for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period, (iii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting) and (iv) deferred compensation payments (regardless of when accrued), plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period and the amount of Permitted Tax Distributions deducted in calculating Consolidated Net Income, (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the Acquisition in such period (including without limitation, fees associated with the negotiation and execution of this Agreement and the other Loan Documents) in an aggregate amount not to exceed $3,000,000, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting), (vi) deferred management salaries (accrued but not paid) and (vii) non-cash stock or equity compensation in such period.  To the extent that Permitted Expense Distributions for any period are made to the Parent in respect of expenses of the type referred to in clauses (iii), (iv), (v), (vi) or (vii) above, the portion of such Permitted Expense Distribution made in respect of such expenses shall be included for purposes of the determination of Consolidated EBITDA as if such expenses had been incurred by the Consolidated Group.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) taxes paid in cash for such period and the maximum amount of Permitted Tax Distributions for such period (whether or not such distributions are made), all as determined in accordance with GAAP.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the four fiscal quarters most recently completed prior to such date less Capital Expenditures in such period paid in cash to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Debt”:  at any date, the aggregate principal amount, without duplication, of all Funded Debt of the Consolidated Group at such date determined on a consolidated basis.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Charges” means, for any period, the interest expense of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and excluding imputed interest expense in connection with the Borrower’s obligations (a) to Earthbound under the Services Agreement (b) under the note made by the Borrower to the order of the Seller and delivered in partial consideration of the purchase price payable by the Borrower in connection with the Acquisition and (c) relating to the QVC Earn-Out Amount (as defined in the Acquisition Agreement)), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP minus the maximum amount of Permitted Expense Distributions and the maximum amount of Permitted Tax Distributions, in each case, for such period and whether or not such distributions are made, but excluding for all purposes (a) minority-owned Subsidiaries (except to the extent of net income distributed or representing a management fee or other similar fee), (b) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions of such income is not permitted by the organizational documents of such Subsidiary or by operation of law, (c) unrealized gains or losses due solely to fluctuations in currency values, (d) earnings (or losses) resulting from my revaluation or write-up or write-down of assets and (d) unrealized gains or losses under Hedge Agreements.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt scheduled to be paid during such period.  For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period and (b) shall not include any mandatory prepayments required pursuant to Section 2.7.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four fiscal quarters most recently completed prior to such date.

“Continuing Directors”:  the directors of the Parent on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended or appointed by at least 66⅔% of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion Date”:  the date on which the Borrower has delivered financial statements complying with Section 5.1(a) reflecting either the financial condition of the Borrower (after giving effect to the Acquisition) or the licensing business acquired from the Seller pursuant to the Acquisition Agreement (prior to giving effect to the Acquisition) or any combination thereof for three (3) consecutive, complete fiscal years ending not earlier than December 31, 2008.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Directly Owned Foreign Subsidiary”:  a Foreign Subsidiary that is directly owned by the Borrower.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earn-Out Consideration”: collectively, the Earn-Out Shares and the QVC Earn-Out Amount, as such terms are defined in the Acquisition Documentation.

“Earthbound”:  Earthbound, LLC, a Delaware limited liability company.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice by the Administrative Agent, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  with respect to the Consolidated Group on a consolidated basis, for any period (without duplication):  (a) Consolidated Net Income; (b)  plus decreases or minus increases (as the case may be) in Net Working Capital, (c) plus non-cash losses or minus non-cash gains  (as the case may be) realized upon any Disposition of assets (other than any Dispositions in the ordinary course of business); (d) plus non-cash depreciation, non-cash amortization and other non-cash charges included in arriving at Consolidated Net Income, and (e) minus, without duplication, the sum of (i) Consolidated Capital Expenditures (to the extent not financed with Funded Indebtedness or reinvestments of Net Cash Proceeds), (ii) to the extent not taken into account in the calculation of Consolidated Net Income, (v) the amount of all non-cash credits (including taxes), (w) the transaction fees, costs and expenses incurred by the any Loan Party and paid in the respective period in connection with the Acquisition (including without limitation, fees associated with the negotiation and execution of this Agreement) in an aggregate amount not to exceed $3,000,000, (x) the principal amortization during such period with respect to Capital Lease Obligations, and (y) all regularly scheduled principal payments and any voluntary or mandatory principal prepayments of the Loans (other than from Excess Cash Flow) and any other Funded Indebtedness, in each case in such period.

“Excess Cash Flow Application Date”:  as defined in Section 2.7(c).

“Excess Liquidity”:  the aggregate balance of cash and Cash Equivalents of the Borrower and its Subsidiaries and, for so long as the Parent has no Subsidiaries other than the Borrower and Subsidiaries of the Borrower, the Parent, in each case, not subject to any Lien or encumbrance, other than in favor of the Administrative Agent and non-consensual Permitted Liens.

“Excess Unpaid Interest”:  as defined in Section 2.8(a).

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary (other than a Foreign Electing Subsidiary) in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Taxes”:  (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) or similar taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profit taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located (other than arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received payments under , or enforced, this Agreement or any other Loan Document), (iii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by the Administrative Agent or any Lender to deliver the documentation required to be delivered pursuant to Section 2.12(d), (iv) taxes that are attributable to taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with) and (v) all interest, fines, additions to tax or penalties applicable to any of the foregoing.

“Facility”:  as defined in the recitals to this Agreement.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain Fee Letter, dated  September 29, 2011, by and between the Administrative Agent and the Borrower.

“Foreign Electing Subsidiary”:  any Foreign Subsidiary which is a direct Subsidiary of a Guarantor or another Foreign Electing Subsidiary and which is a disregarded as an entity separate from such person for U.S. federal income tax purposes.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person other than (A) Indebtedness under Hedge Agreement to the extent permitted by Section 6.1, (B) Indebtedness which is subordinate to the prior payment of the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, (C) any liability representing a contractual contingency (which is capitalized in accordance with Statement of Financial Accounting Standards No. 141(R)) incurred in connection with the Acquisition until such time as such liability has been incurred and the amount of such liability can be reasonably estimated (in each case, as determined in accordance with Statement of Financial Accounting Standards No. 5) and (D) Indebtedness to Earthbound under the Services Agreement.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  the Parent and each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement or that becomes a guarantor of the Obligations pursuant to Section 5.9(c).

“Hedge Agreements”:  all interest rate or currency forwards, options, swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all obligations for any Earn-Out Consideration that the amount of which can be reasonably estimated as determined in accordance with Statement of Financial Accounting Standards No. 5 (other than those obligations that are satisfied solely with Capital Stock of the Parent), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, software, databases, patents, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, trade names, brand names, domain names, mask works, mask work licenses, technology and related improvements, know-how and processes, trade secrets, all registrations and applications related to any of the above, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment”:  as defined in Section 6.6.

“Lenders”:  as defined in the preamble hereto.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liz Agreement”:  the Design Services Agreement dated October 7, 2009 as amended by that certain Amended and Restated Design Services Agreement dated as of September [__], 2011, by and among Liz Claiborne, Inc., Mizrahi and Seller.

“Loan Documents”:  this Agreement, the Security Documents, the Fee Letter, any Notes, the Warrants and the Rights Agreements and all other documents, agreements, instruments, documents, schedules and certificates executed and delivered by any Loan Party.

“Loan Maturity Date”:  September 29, 2016.

“Loan Parties”:  the Borrower and each Guarantor that is a party to a Loan Document.

“Material Adverse Effect”:  a material adverse effect on (a) the Acquisition (to the extent not previously completed) or the Acquired Assets (taken as a whole), (b) the business, assets, property, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Agreement”:  each of the Liz Agreement and the QVC Agreement.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“MidMarket Entity”:  any of MidMarket Capital Partners, LLC or any of its Affiliates.

“Minimum Interest Payment”:  as defined in Section 2.8(a).

“Mizrahi”:  Isaac Mizrahi, an individual resident of the State of New York as of the Closing Date.

“Mortgages”:  each of the mortgages and deeds of trust, if any, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements with respect to such Asset Sale), (b) in connection with any issuance or sale of Capital Stock, debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation or other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital”:  as of any date of determination, (a) the current assets of the Consolidated Group, minus (b) the current liabilities of the Consolidated Group, in each case, as shown in the financial statements most recently delivered pursuant to Section 5.1; provided, however, that the portion of any current liability of the Parent in respect of which the Borrower would be permitted to make a Permitted Expense Distribution shall constitute current liabilities of the Borrower for purposes of the calculation of Net Working Capital.

“New York Lease”:  the Agreement of Lease dated August 30, 2005 between Adler Holding III, LLC and Seller, as supplemented by Rider to Lease dated August 30, 2005 between Adler Holding III, LLC and Seller, as assigned to Parent pursuant to that certain Assignment and Assumption, Landlord Consent dated as of September 29, 2011.

“Non-Excluded Taxes”:  as defined in Section 2.12(a).

“Non-U.S. Lender”:  as defined in Section 2.12(d).

“Note”:  as defined in Section 2.4(e).

“Obligations”:  the unpaid principal of and Applicable Premium, if any, and interest on (including, without limitation, interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Organizational Documents”:  as to any Person, the certificate of incorporation and bylaws, certificate of formation and operating agreement or partnership agreement or other organizational or governing documents of such Person.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  XCel Brands, Inc., a Delaware corporation, the surviving entity of (i) the merger of XCel Brands, Inc. with NetFabric Acquisition Corp., a wholly-owned subsidiary of NetFabric Holdings, Inc. and (ii) the subsequent short form merger of XCel Brands, Inc. with and into NetFabric Holdings, Inc. pursuant to which the name of NetFabric Holdings, Inc. shall be changed to XCel Brands, Inc.

“Participant”:  as defined in Section 10.6(b).

“Patriot Act”:  as defined in Section 3.22.

“Payment Date”:  the fifth Business Day of each January, April, July and October to occur while the Term Loans are outstanding, the Loan Maturity Date and the date of any repayment or prepayment made in respect thereof.

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”:  each Article 9 Certificate dated as of the Closing Date executed by the Borrower (reflecting the assets of the Borrower after giving effect to the Acquisition) and each other Loan Party, and each supplement thereto delivered pursuant to Section 5.2(b).

“Permitted Acquisition”: any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person by Parent or any of its Subsidiaries (other than Borrower or any of its Subsidiaries); (b) acquisition of all of the Equity Interests of any Person not then owned by the Parent or any of its Subsidiary (other than the Borrower or any of its Subsidiaries), and otherwise causing such Person to become a Subsidiary of the Parent or any of its Subsidiary (other than the Borrower or any of its Subsidiaries); or (c) merger or consolidation or any other combination with any Person with or into the Parent or any of its Subsidiaries (other than Borrower or any of its Subsidiaries), if each of the following conditions is met: (i) no Default then exists or would result therefrom, (ii) after giving effect to such transaction on a pro forma basis, the Borrower shall be in compliance with all covenants set forth in Section 7 (assuming, for purposes of Section 7, that such transaction had occurred on the first day of the applicable period for which each such covenant is calculated), (iii) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and the Subsidiaries are permitted to be engaged in under Section 6.13, (iv) the Board of Directors (or similar governing body) of the seller party to the related acquisition agreement shall not have indicated its opposition to the consummation of such acquisition and (v) Borrower or Parent shall have provided not less than 30 days prior notice of such Permitted Acquisition and shall have provided to the Administrative Agent such documents and agreements (including historic and pro-forma financial statements reflecting the acquisition and the acquisition agreement) as the Administrative Agent shall reasonably request.

“Permitted Expense Distribution” means, for any applicable period, the Restricted Payments permitted to be made pursuant to Section 6.5(b).

“Permitted Subordinated Indebtedness”: as defined in Section 6.1(f).

“Permitted Tax Distribution” means, for any applicable period, the Restricted Payments permitted to be made pursuant to Section 6.5(c).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Private Placement Memorandum”:  that certain confidential private offering memorandum dated September 20, 2011 with respect to the issuance by the Parent of units consisting of 100,000 Shares of common stock and a Series A Warrant to purchase 50,000 shares of common stock, as amended, supplemented or otherwise modified from time to time.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“QVC Agreement”:  that certain Second Amended and Restated Agreement dated as of August 12, 2011 by and between QVC, Inc., a Delaware corporation, the Borrower, Mizrahi and the Seller, as amended, supplemented or otherwise modified from time to time.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any of its Subsidiaries if such Property is Collateral.

“Register”:  as defined in Section 10.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Casualty Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower or a Guarantor intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Casualty Event to acquire assets useful in its business and that the Borrower or such Guarantor reasonably expects to acquire such assets within 180 days from receipt of such Net Cash Proceeds.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower or of any Subsidiary.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower or any Subsidiary shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the business of the Borrower or of any Subsidiary with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, Lenders holding at such time more than 50% of the Aggregate Exposure Percentage of all Lenders.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 6.5.

“Rights Agreement”:  the Rights Agreements to be executed and delivered by the Parent to the Administrative Agent or the Lenders ( in each case, to the extent such party received a Warrant), substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”:  as defined in the recitals to this Agreement.

“Services Agreement”:  the Release and Transition Services Agreement dated as of August 16, 2011 among Earthbound, the Seller and the loan, as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Term Loans”:  as defined in Section 2.1.

“Transferee”:  as defined in Section 10.14.

“United States” and “U.S.”:  the United States of America.

“Voting Agreement”: the Voting Agreement dated as of September 29, 2011 among the Parent and the Seller.

“Warrants”:  the Warrants to be executed and delivered by the Parent to the Administrative Agent or, at the direction of the Administrative Agent, one or more Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

1.2      Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.       AMOUNT AND TERMS OF COMMITMENTS

2.1      Commitments.  Subject to the terms and conditions hereof, the Lenders severally agree to make loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the amount of the Commitment of such Lender.

2.2      Procedure for Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to noon., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Term Loans on the Closing Date.  Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 11:00 A.M., New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender.  Not later than Noon, New York City time, on the Closing Date the Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

2.3      Repayment of Loans.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders on the following Payment Dates the amount equal to the percentage listed opposite such Payment Date of the aggregate outstanding principal amount of the Term Loans on the Closing Date plus any increase in such principal amount resulting from the capitalization of interest pursuant to Section 2.8 on or prior to such Payment Date, and adjusted for any prepayments in the manner specified in Section 2.10(b):

Payment Date	Percentage
January 5, 2013	2.50%
April 5, 2013	2.50%
July 5, 2013	2.50%
October 5, 2013	2.50%
January 5, 2014	3.75%
April 5, 2014	3.75%
July 5, 2014	3.75%
October 5, 2014	3.75%
January 5, 2015	6.25%
April 5, 2015	6.25%
July 5, 2015	6.25%
October 5, 2015	6.25%
January 5, 2016	12.50%
April 5, 2016	12.50%
July 5, 2016	12.50%
Loan Maturity Date	12.50%

; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Loan Maturity Date and shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

2.4      Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the outstanding principal amount of the Term Loan of such Lender on the Loan Maturity Date (or on such earlier date on which the Term Loans become due and payable pursuant to Section 7).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Term Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit E (a “Note”), with appropriate insertions as to date and principal amount.

2.5      Fees, etc.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent, including as set forth in the Fee Letter.

2.6      Optional Prepayments.  The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, one Business Day prior thereto, which notice shall specify the date and amount of such prepayment;  provided that the Borrower concurrently pays all accrued and unpaid interest on the Term Loans prepaid and an amount equal to a percentage of the principal amount to be prepaid pursuant to this Section 2.6 (the “Applicable Premium”), such percentage to be that set forth in the table below opposite the period in which the date fixed for such prepayment occurs:

Period	Applicable Premium
Closing Date through September 27, 2012	3%
September 29, 2012 through September 28, 2013	2%
September 29, 2013 through September 28, 2014	1%
September 29, 2014 and thereafter	0%

Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Term Loans shall be in a minimum principal amount of $500,000 and in an integral multiple of $100,000 in excess thereof, or such lesser principal amount thereof as shall then be outstanding.  Notwithstanding the foregoing, without limiting Borrower’s obligations under Section 2.7(c), (a) the Applicable Premium shall not be payable with respect to any prepayment required to be made pursuant to Section 2.7(c) and (b) on the Excess Cash Flow Application Date, the Borrower may prepay an additional amount of the Term Loan up to a amount equal to the amount required to be prepaid pursuant to Section 2.7(c) without payment of the Applicable Premium on such additional amount prepaid; provided, however that both before and after giving effect to such prepayment and the prepayment required by Section 2.7(c), no Default or Event of Default pursuant to Sections 7.1, 7.2, 7.3, 7.4 or 7.5 has occurred and is continuing.

2.7      Mandatory Prepayments.  (a)  Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted to be incurred under Section 6.1), then on the date of such incurrence, the Term Loans shall be prepaid, by an amount equal to the amount of the Net Cash Proceeds of such incurrence.  The provisions of this Section 2.7(a) do not constitute a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

(b)           Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Casualty Event, then, unless a Reinvestment Notice shall be delivered in respect thereof on or prior to the date of such Asset Sale, on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Term Loans shall be prepaid, by an amount equal to the amount of such Net Cash Proceeds; provided, however, that no such prepayment shall be required under this Section 2.7(b) if (i) such Asset Sale is permitted by Section 6.4(a), (b), (c), (d), (e), (f) or(i), (ii) such Asset Sale (or series of related Asset Sales) (other than any  Asset Sale referred to in clause (b) of the definition of Asset Sale) result in no more than $100,000 in Net Cash Proceeds and all Asset Sales during such fiscal year result in no more than $250,000 in Net Cash Proceeds; provided, further that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.4.

(c)           Unless the Required Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending on December 31, 2012, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid by an amount equal to the lesser of (i) 50% of such Excess Cash Flow and (ii) the positive result, if any, of the balance of the Excess Liquidity as of such Excess Cash Flow Application Date minus the greater of (x) the Excess Liquidity required to be maintained by Borrower at such time and (y) $3,000,000 (it being agreed that if such result is less than or equal to zero, the amount determined in this clause (ii) shall be zero).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than three (3) Business Days after the date on which the financial statements of the Parent referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made are delivered to the Administrative Agent.

(d)           Unless the Required Lenders shall otherwise agree, if on any date the Parent or the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance of any Capital Stock, then, on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Term Loans shall be prepaid, by an amount equal to the amount of such Net Cash Proceeds; provided, however, that no such prepayment shall be required (i) with respect to Net Cash Proceeds in an aggregate amount not to exceed $1,000,000 for any sale of Capital Stock by Parent as long as such Net Cash Proceeds are contributed to Borrower for general corporate and working capital purposes and (ii) to the extent such Net Cash Proceeds are used to pay all or a portion of the purchase price for a Permitted Acquisition or all or a portion of the transaction fees, costs and expenses incurred in connection with such Permitted Acquisition.

(e)           Unless the Required Lenders shall otherwise agree, if on any date there is a payment of the benefits of the life insurance policy described in Section 4.18, then, on the date of receipt of such proceeds, the Borrower shall cause to be paid to the Administrative Agent an amount of such proceeds equal to the lesser of (i) the outstanding principal amount of the Term Loans plus any accrued and unpaid interest thereon that has not been capitalized and all other Obligations payable to the Administrative Agent and the Lenders and (ii) the amount of such proceeds received by the Borrower.

2.8      Interest Rates and Payment Dates.  (a) The Term Loans shall bear interest at a rate per annum equal to (i) from the Closing Date until the Conversion Date, 16% per annum; provided, however that the Borrower shall only be required to pay in cash interest at a rate of 12% per annum (the “Minimum Interest Payment”), and any interest that has accrued on the Term Loans in excess of the Minimum Interest Payment that is not paid by the Borrower (the “Excess Unpaid Interest”) shall be capitalized and added to the then unpaid principal amount of the Term Loans on each applicable Payment Date, and (ii) from and after the Conversion Date, 8.5% per annum, payable in cash.  If the Borrower elects to pay any accrued interest in excess of the Minimum Interest Payment on any Payment Date, the Borrower shall provide notice to the Administrative Agent specifying the additional accrued interest to be paid on such Payment Date not less than thirty (30) days prior to such Payment Date; provided, however, that upon delivery of such notice, the Borrower shall be obligated to pay such accrued interest in cash on such Payment Date.

(b)           (i) If all or a portion of the principal amount of the Term Loans, any interest payable thereon (other than any Excess Unpaid Interest) or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the entire outstanding amount of the Term Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% (the “Default Rate”), in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(c)           Interest accrued for each fiscal quarter shall be payable in arrears on the Payment Date immediately following the end of such fiscal quarter, provided that (i) interest payable on October 5, 2011 shall be the interest that accrued from the Closing Date until September 30, 2011 and (ii) interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d)           Any Obligation which is not paid when due shall accrue interest at the Default Rate from the date due until such amount is paid in full (after as well as before judgment).

2.9      Computation of Interest and Fees.  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

2.10           Pro Rata Treatment and Payments.  (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Aggregate Exposure Percentages of the Lenders.  Each payment of interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)           Each payment on account of principal of the Term Loans shall be allocated among the Lenders pro rata based on the principal amount of the Term Loans held by the Lenders.  Each optional and mandatory prepayment shall be applied to the quarterly installments of the Term Loans set forth in Section 2.3 (as such quarterly installments may be adjusted by the application of optional and mandatory prepayments pursuant to this Section) in inverse order of maturity.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed in whole or in part.

(c)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds prior to noon, New York City time, on the applicable due date.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loans, on demand, from the Borrower.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing contained in this Section shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)           Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

(g)           If any payment hereunder is due on a due date which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(h)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) in any event, after an Event of Default has occurred and is continuing shall be applied to the Obligations ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans in inverse order of maturities, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower.

2.11           Requirements of Law.  (a) If any Lender shall have determined that the adoption of or any change in any Requirement of Law (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of such Lender or imposes on such Lender any other cost or expense and the effect of such change is to increase the cost of making or maintaining the Term Loans or (ii) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date (it being agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to have been made subsequent to the Closing Date, regardless of the date enacted, adopted, issued or implemented) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such additional cost or such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.12           Taxes.  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any Other Taxes), excluding Excluded Taxes.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes including on such additional amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).-

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (each such Lender, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)           If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent and Borrower to comply with their obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)            If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of taxes as to which the Borrower has made a gross-up payment pursuant to Section  2.12(a), it shall pay to the Borrower an amount equal to such refund (but only to the extent of gross-up payments made under this Agreement with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including any taxes of the Administrative Agent or such Lender, as the case may be) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Borrower, upon the request of the Administrative Agent or a Lender shall repay such amounts to the Administrative Agent or such Lender, as the case may be, in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority.  This Section 2.12(g) shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential).

2.13           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11 or 2.12(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for the Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.11 or 2.12(a).

2.14           Replacement of Lenders under Certain Circumstances.  The Borrower at is own cost and expense shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.13 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.11 or 2.12, (iv) the replacement financial institution shall purchase, at par, the Term Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v)  the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the replaced Lender shall not be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans the Borrower hereby represents and warrants to the Administrative Agent and each Lender that on the Closing Date after giving effect to the Acquisition:

3.1      Corporate Existence; Compliance with Law.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2      Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, as applicable, and the legal right, to make, deliver and perform the Loan Documents and the Acquisition Documents to which it is a party, and in the case of the Borrower, to consummate the Acquisition and to borrow hereunder.  Each Loan Party has taken all necessary corporate action, as applicable, to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and in the case of the Borrower, to consummate the Acquisition and to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.2, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.17(a).  Each Loan Document and each Acquisition Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document and each Acquisition Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3      No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the Acquisition, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation or the Organizational Documents (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to any Loan Party or the Organizational Documents of such Loan Party could reasonably be expected to have a Material Adverse Effect.

3.4      No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.5      No Default.  No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.6      Ownership of Property; Liens.  Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.2.  Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted subject only to Liens permitted by Section 6.2.  The use by each Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.7      Intellectual Property.  Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except as permitted by Section 6.2.  Each Loan Party’s Trademarks (as defined in the Guarantee and Collateral Agreement) and all other material Intellectual Property of such Loan Party are valid and enforceable, not abandoned and unexpired.  No claim has been threatened in writing or has been asserted and is pending, and no judgment regarding the same has been rendered by a court of competent jurisdiction, by any Person challenging or questioning the use of such Intellectual Property or the validity or effectiveness of such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The Borrower represents that the transactions contemplated by this Agreement shall not impair the Intellectual Property rights of any Loan Party.  Each Loan Party takes reasonable steps to protect and maintain all material Trademarks and other material Intellectual Property of such Loan Party, including executing all appropriate confidentiality agreements and filing for appropriate patents and registrations.  The use of Intellectual Property by a Loan Party does not impair or infringe on the rights of any Person in any material respect.

3.8      Taxes.  Each Loan Party has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9      Federal Regulations.  No part of the proceeds of the Term Loans, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.

3.10           Labor Matters.  There are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

3.11           ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

3.12           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.13           Subsidiaries.  (a)  The Subsidiaries listed on Schedule 3.13 constitute all the Subsidiaries of the Borrower at the Closing Date.  Schedule 3.13 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Loan Party and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b)           There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

3.14           Use of Proceeds.  The proceeds of the Term Loans shall be used to finance the Acquisition, to pay related fees and expenses and for general working capital purposes.

3.15           Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Loan Parties:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Loan Party, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Loan Party under any applicable Environmental Law or otherwise result in costs to any Loan Party, or (ii) interfere with any Loan Party’s continued operations, or (iii) impair the fair saleable value of any real property owned or leased by any Loan Party.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Loan Party is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

(d)           No Loan Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           No Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)           Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

3.16           Accuracy of Information, etc..  (a)  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Loan Parties in writing for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including each Perfection Certificate and the Private Placement Memorandum, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading, provided that the foregoing representation is made by Loan Parties to the best of their knowledge as to statements and information contained in the Acquisition Documentation to the extent related to the Seller and any document, certificate or statement furnished by the Seller to any Loan Party.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects.  There is no fact known to the Loan Parties that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b)           The Borrower has provided the (i) proforma balance sheets of the Parent (both before and after giving effect to the merger with and into NetFabric Holdings Inc. and the consummation of the Acquisition) as of March 31, 2011, (ii) “Statement of Assets Acquired and Liabilities Assumed and Statement of Revenues and Direct Expenses of IM Licensing Business (a division of IM Ready-Made, LLC)” prepared by Rothstein Kass & Company, P.C., independent public accountants and (iii) the consolidated balance sheets and related statements of income and cash flows NetFabric Holdings, Inc. as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the unqualified opinion of Rothstein Kass & Company, P.C., independent public accountants, and as of and for each fiscal quarter of the current fiscal year ended more than 40 days prior to the Closing Date.  The financial statements referred to in clause (iii) above have been prepared in accordance with GAAP (except as noted therein) and the financial statements referred to in clauses (i), (ii) and (iii) above present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the applicable Person or, in the case of clause (ii) the applicable division of such Person, as of the dates and for the periods to which they relate.  Except as set forth in such financial statements, there are no liabilities of any Person of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents.  Since December 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect other than any effect resulting from the transactions contemplated hereby or by the Acquisition Documents.

3.17           Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.17 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement),  will be perfected to the extent a security interest in such Collateral can be perfected by the filing of a financing statement in such offices, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

(b)           As of the Closing Date, no Loan Party owns any real property.

3.18           Solvency.  Each Loan Party is, both before and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and will continue to be, Solvent.

3.19           Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation and each Material Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

3.20           Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all insurance maintained by each Loan Party.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, the premises, and the use, occupancy and operation thereof, comply in all material respects with all insurance requirements, and there exists no default under any insurance requirement.  Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

3.21           Acquisition.  The Acquisition Documents set forth the entire agreement and understanding of the Borrower relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  All conditions precedent to the Acquisition pursuant to the Acquisition Agreement have been fulfilled in all material respects and, as of the Closing Date, the Acquisition Agreement has not been amended or otherwise modified and there has been  no breach by the Borrower or, to Borrower’s knowledge, any other party thereto, of any term or condition of the Acquisition Documents.  Upon consummation of the transaction contemplated by the Acquisition Documents to be consummated at the closing thereunder, the Borrower shall acquire good and legal title to the assets being transferred pursuant to the Acquisition Agreement.

3.22           Anti-Terrorism.  Each Loan Party and each Subsidiary of any Loan Party and, to the knowledge of each Loan Party, each Affiliate of such Loan Party is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”); (iii) operated under policies, procedures and practices, if any, that are in compliance in all material respects with the Patriot Act; (iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”) pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act.

3.23           Capitalization.  Schedule 3.23 sets forth all issued and outstanding Capital Stock of the Parent, the Borrower and its Subsidiaries and the Person owning such Capital Stock and any currently outstanding options, rights or warrants relating to the Capital Stock of such Person and, except as set forth on Schedule 3.23, there are no outstanding options, rights or warrants issues by any such Person for the acquisition of the Capital Stock of such Person, nor any outstanding securities or obligations convertible into Capital Stock of any such Person.

SECTION 4.       CONDITIONS PRECEDENT

The agreement of each Lender to make the Term Loans requested to be made by it hereunder on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such Term Loans on the Closing Date, of all of the following conditions precedent.

4.1      Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor and (iii) the Warrants and the Rights Agreements, each executed and delivered by the Parent.

4.2      Acquisition.  The Acquisition shall be consummated concurrently with the funding of the Term Loans and shall be completed in accordance with the terms of the Acquisition Agreement, in all material respects without any waiver, modification or amendment thereof that is materially adverse to the Lenders (as determined by the Administrative Agent), unless consented to by the Administrative Agent and the merger of the Parent with and into NetFabric Holdings, Inc. shall have been consummated on terms and conditions reasonably acceptable to the Administrative Agent.

4.3      Excess Liquidity.  The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by the chief financial officer of the Borrower, certifying that, as of the Closing Date and after giving effect to the Acquisition and the making of the Term Loans, the Excess Liquidity equals at least $3,000,000.

4.4      Equity Issuance.  Concurrently with the funding of the Term Loan, the Parent shall receive a cash equity investment by one or more third-party investors in an amount not less than $2,500,000.

4.5      Approvals.  All governmental and third party approvals necessary in connection with the Acquisition, the assignment of the Material Agreements (other than the QVC Agreement) to the Borrower, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect as of the Closing Date, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

4.6      Related Agreements.  The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the Acquisition Agreement, (ii) the QVC Agreement, and (iii) such other documents or instruments as may be reasonably requested by the Administrative Agent.

4.7      Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented reasonably in advance of the Closing Date (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.  All such amounts will be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

4.8      Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in the “location” (as defined in the Uniform Commercial Code (“UCC”)) of each of the Seller and the Borrower and each such search shall reveal no liens on any of the assets acquired by the Borrower from the Seller or the Borrower’s assets, except for (i) Liens permitted by Section 6.2 and (ii) Liens to be discharged substantially concurrently with the initial borrowing by the Borrower under this Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent.

4.9      Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date substantially in the form of Exhibit C, with appropriate insertions and attachments.

4.10         Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)           the legal opinion of Blank Rome LLP, counsel to the Loan Parties; and

(ii)           to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement.

The legal opinion referred to in clause (i) shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

4.11         Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

4.12         Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation and releases and terminations relating to any Lien or the assets acquired from the Seller shall have been received in proper form for filing, registration or recordation.

4.13         Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.5(a) and (b) of this Agreement.

4.14         PATRIOT Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

4.15         Representations and Warranties.  Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

4.16         No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Term Loans requested to be made on the Closing Date.

4.17         Subordination Agreement.  The Administrative Agent shall have received a subordination agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the Seller, with respect to (i) the a promissory note made by the Borrower to the order of the Seller in connection with the payment of the purchase price pursuant to the Acquisition Agreement and (ii) any Earn-Out Consideration payable in cash.

4.18           Life Insurance.  The Administrative Agent shall have received a collateral assignment (in form and substance satisfactory to the Administrative Agent) of a life insurance policy on the life of Mr. Isaac Mizrahi in the amount of $15,000,000, such policy to (i) be issued by a financial sound and reputable carrier having a financial strength rating of at least A- by A.M. Best Company, and (ii) provide that such policy may not be cancelled, terminated, modified or amended without the prior written consent of the Administrative Agent.

The borrowing by the Borrower hereunder of the Term Loans shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this 4.18 have been satisfied.

SECTION 5.      AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement), the Borrower shall and shall cause each of its Subsidiaries to:

5.1      Financial Statements.  Furnish to the Administrative Agent (who will furnish to each Lender):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, (i) a copy of the audited consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating balance sheet of the Parent as at the end of such fiscal year and the related audited consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, prepared by Rothstein Kass and Company, PC or other independent certified public accountants of nationally recognized standing, (ii) a report showing variance, by approximate Dollar amount and percentage, from budgeted amounts for such fiscal period and (iii) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management for such fiscal year; provided that, notwithstanding the foregoing, this clause (a) shall not require delivery of information for (or comparison to) any period prior to the Closing Date; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, (i) the unaudited consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating balance sheet of the Parent as at the end of such quarter and the related unaudited consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments), (ii) a report showing variance, by approximate Dollar amount and percentage, from budgeted amounts for such fiscal period and then elapsed portion of the fiscal year, and (iii) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and, to the extent available, for the period from the beginning of the current fiscal year to the end of such fiscal period; provided that, notwithstanding the foregoing, this clause (b) shall not require delivery of information for (or comparison to) any period prior to the Closing Date;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2      Certificates; Other Information.  Furnish to the Administrative Agent (who will furnish to each Lender), or, in the case of clause (e), to the relevant Lender:

(a)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer (x) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) containing all information and calculations necessary for determining compliance by the Borrower with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Parent, as the case may be, including the calculation of Permitted Tax Distributions and Permitted Expense Distributions and the nature and type of expenses reflected by such Permitted Expense Distributions; and (ii) a schedule certified by a Responsible Officer setting forth the aggregate amount of all cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis;

(b)           concurrently with the delivery of the financial statements pursuant to Section 5.1(a), the Borrower shall deliver Perfection Certificates for itself and each other Loan Party updated to reflect all changes in the information set forth therein as of the date of such financial statements or, if any such Perfection Certificate has not changed since the most recent Perfection Certificate delivered to the Administrative Agent, a certificate of a Responsible Officer certifying such Perfection Certificate has not changed;

(c)           as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Parent, a reasonably detailed consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating budget for the following fiscal year (including a projected consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating balance sheet of the Parent as of the end of the following fiscal year, and projected consolidated and, to the extent the Parent has any Subsidiary other than the Borrower, consolidating statement of income and cash flows and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, and the Subsidiaries’ Financial Information (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)           no later than three Business Days after the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to the Acquisition Agreement, any Material Agreement or the Organizational Documents of any Loan Party;

(e)           within five days after the same are sent, copies of all reports filed on Form 8-K that the Parent may make to, or file with, the SEC;

(f)           within 120 days after the end of each fiscal year of the Loan Parties, at the request of the Administrative Agent or the Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call (but not any travel, lodging or meal expenses incurred by the Administrative Agent or any Lender) to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and the budgets presented for the current fiscal year of the Loan Parties; and

(g)           promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3      Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4      Conduct of Business and Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5      Maintenance of Property; Insurance.  (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) within ten (10) Business Days of the Closing Date cause the Administrative Agent to be named as loss payee under each policy of property insurance and the Administrative Agent and each Lender to be named as an additional insured under each policy of liability insurance and provide evidence of such insurance.

5.6      Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior written notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries; provided, that all such visits and inspections by all such representatives, shall not occur more than once in any twelve-month period unless an Event of Default has occurred and is continuing.

5.7      Notices.  Promptly (and in any event within three (3) Business Days) after receipt of actual knowledge thereof give notice to the Administrative Agent (who will furnish to each Lender) of:

(a)      the occurrence of any Default or Event of Default;

(b)      any (i) event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)      any litigation or proceeding affecting any Loan Party (i) in which the amount involved is $750,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to the Loan Documents;

(d)      the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)      any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

5.8      Environmental Laws.  (a) Comply in all material respects with, and endeavor to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and endeavor to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9      Additional Collateral, etc.    (a)    With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any real property or any Property described in paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.2(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 6.2(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property in appropriate form for recording with the applicable office and otherwise in form and substance reasonably acceptable to the Administrative Agent, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.10           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.11           Assignment of New York Lease.  Within the ten (10) Business Day period immediately following the Closing Date, deliver to the Administrative Agent a copy of that certain Assignment and Assumption, Landlord Consent dated as of September 29, 2011 among Adler Holdings III, LLC, the Seller and Parent, executed by each of the parties thereto.

SECTION 6.      NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1      Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness pursuant to the Loan Documents;

(b)           Indebtedness to any other Loan Party; provided that any such Indebtedness to the Parent shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(c)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.2(g) in an aggregate principal amount not to exceed $750,000 at any one time outstanding;

(d)           Indebtedness outstanding on the Closing Date and listed on Schedule 6.1(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e)           Guarantee Obligations of any Indebtedness otherwise permitted by this Section 6.1 and Guarantee Obligations of the Borrower with respect to the Obligations of the Parent under the New York Lease; provided, however, that so long as the Borrower or any of its Subsidiaries guarantees such obligations of the Parent, each Subsidiary of the Parent (other than the Borrower and its Subsidiaries) shall execute and deliver a guaranty of such obligations of the Parent in substantially the same form as the guaranty executed by the Borrower;

(f)           unsecured, senior subordinated or subordinated Indebtedness (including any unsecured, senior subordinated or subordinated guarantees thereof) (such Indebtedness and/or guarantees incurred under this clause (f) or refinancings thereof being collectively referred to as the “Permitted Subordinated Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Permitted Subordinated Indebtedness shall be required prior to the date at least 180 days after the Loan Maturity, (ii) the terms of subordination applicable to any Permitted Subordinated Indebtedness shall be reasonably satisfactory to the Administrative Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties, (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (iv) after giving effect to the incurrence of such Permitted Subordinated Indebtedness, the Borrower shall be in pro forma compliance with Section 7;

(g)           so long as the Subordination Agreement is in full force and effect, obligations for any Earn-Out Consideration;

(h)           indebtedness under Hedge Agreements entered into in the ordinary course of business in order to mitigate interest rate, currency or similar risks and not for speculative purposes, in an aggregate notional amount not to exceed $750,000; and

(i)           additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $750,000 at any one time outstanding.

6.2      Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)           Liens in existence on the Closing Date listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.1(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)           any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

(j)           the interests of licensees under license agreements entered into in the ordinary course of business.

6.3      Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any Guarantor (other than the Parent) (provided that (i) if such Subsidiary is merged or consolidated with or into the Borrower, the Borrower shall be the continuing or surviving entity or (ii) if such Subsidiary is merged or consolidated with or into a Guarantor, simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 5.9 in connection therewith); and

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Guarantor (other than the Parent).

6.4      Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete or worn out Property in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           to the extent permitted by the Subordination Agreement, the Disposition of cash for payment of any Earn-Out Consideration obligations permitted by Section 6.1(g);

(d)           Dispositions permitted by Section 6.3(b);

(e)           the Disposition of any or all of the assets of the Borrower to any Guarantor (other than the Parent);

(f)           the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor (other than the Parent);

(g)           subject to compliance with Section 2.7(b), the Disposition of other assets having a fair market value not to exceed $750,000 in the aggregate for any of the Borrower’s fiscal years;

(h)           any Recovery Event; and

(i)           licenses of Intellectual Property in the ordinary course of business.

6.5      Limitation on Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary of the Borrower may make Restricted Payments to the Borrower; and

(b)           the Borrower may make Restricted Payments to the Parent in order to permit the Parent to pay overhead, employment cost and expenses and similar expenses to the extent incurred in connection with the operation of the business of the Borrower and the Borrower’s Subsidiaries; provided, however, that (i) such expenses shall not include interest expense of the Parent, scheduled payments of principal on Funded Debt of the Parent or Capital Expenditures of the Parent and (ii) to the extent Parent has any Subsidiary other than Borrower, any such expenses which do not relate exclusively to the business and operations of the Borrower and the Borrower’s Subsidiaries or any such other Subsidiary shall be allocated ratably among the Borrower and each such other Subsidiary and the Borrower shall only make Restricted Payments to the Parent in an amount equal to its ratable share of such expenses and any such expenses which relate directly to the operations of such other Subsidiary shall be paid directly or indirectly by such other Subsidiary; and

(c)      the Borrower may make Restricted Payments to the Parent in an amount equal to the estimated federal, state and local tax liability of the Parent resulting from any taxable income (net of all losses, including for prior years to the extent permitted to be deducted) of the Borrower, which such distribution may be made on a quarterly basis not more than five (5) Business Days prior to the date on which any quarterly estimated tax payment is payable by the Parent; provided, however, that, upon determination of the actual tax liability of the Parent with respect to the taxable income of the Borrower for any tax year, the next quarterly estimated payment shall be increased or reduced by the difference between the estimated payments made during such tax year and such actual tax liability.

6.6      Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.1(b), (e) and (f);

(d)           loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $500,000 at any one time outstanding;

(e)           the Acquisition;

(f)           Investments in assets useful in the Borrower’s or any Subsidiary’s business made by the Borrower or such Subsidiary with the proceeds of any Reinvestment Deferred Amount; and

(g)           Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.6(c)) by the Borrower or any of its Subsidiaries in any Person that, prior to such Investment, is a Guarantor (other than Parent).

6.7      Limitation on Optional Payments and Modifications of Debt Instruments, etc.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance; provided that, the Borrower may prepay Indebtedness of the Borrower other than Permitted Subordinated Indebtedness in an aggregate amount not to exceed $750,000 so long as both before and after giving effect to such prepayment no Default or Event of Default has occurred and is continuing and the Borrower is in compliance with the covenants set forth in Section 7 on a pro-forma basis, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee), or (c) designate any Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of any Permitted Subordinated Indebtedness.

6.8      Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Guarantor (other than the Parent)) unless such transaction is (a) otherwise permitted under this Agreement or in connection with the Acquisition, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, provided, however, that the Borrower may enter into and perform its obligations under, the Management Agreement dated as of September 29, 2011 between the Borrower and the Parent.

6.9      Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

6.10           Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.11           Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of the Subsidiaries of the Borrower to create, incur, assume or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary of the Borrower, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.12           Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such Disposition is permitted by this Agreement, and (iii) restrictions with respect to distributions by any Excluded Foreign Subsidiary.

6.13           Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

6.14           Limitation on Amendments to Acquisition Documentation.  (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, or (b) amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect or amend or otherwise modify the terms and conditions of any Material Agreement such that after giving effect thereto such Material Agreement shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto.

6.15           Anti-Terrorism Laws.  (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22, (ii) knowingly deal in or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to the Annex or the Patriot Act, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading the Annex or the Patriot Act, or (b) knowingly cause or permit any of the funds of such Loan Party that are used to repay the Terms Loans to be derived from any unlawful activity with the result that the making of the Term Loans would be in violation of any Requirement of Law

SECTION 7.     FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations which, by their terms, survive termination of this Agreement), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1      Minimum Liquidity.  Permit Excess Liquidity to be less than the amount set forth below opposite during each applicable period set forth below:

Periods	Excess Liquidity
Closing Date Through December 31, 2011	$1,500,000
January 1, 2012 through March 31, 2012	$1,750,000
April 1, 2012 through June 30, 2012	$2,250,000
July 1, 2012 through September 30, 2012	$2,750,000
October 1, 2012 through June 30, 2013	$3,000,000
July 1, 2013 through September 30, 2013	$3,250,000
October 1, 2013 through March 31, 2014	$3,500,000
April 1, 2014 through June 30, 2014	$3,750,000
July 1, 2014 and thereafter	$4,000,000

7.2      Capital Expenditures.  Permit the aggregate amount of Capital Expenditures to exceed $400,000 (whether or not financed) for any period of four fiscal quarters of the Borrower.

7.3      Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for the periods) below to be less than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2012 and December 31, 2012	1.90 to 1.00
March 31, 2013 and June 30, 2013	1.60 to 1.00
September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014	1.50 to 1.00
December 31, 2014 and March 31, 2015	1.30 to 1.00
June 30, 2015 and thereafter	1.15 to 1.00

7.4      Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for  the periods) below to be greater than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 30, 2012 and December 31, 2012	3.50 to 1.00
March 31, 2013	3.30 to 1.00
June 30, 2013 and September 30, 2013	3.00 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014 and thereafter	2.00 to 1.00

7.5      Minimum Consolidated EBITDA.  Permit Consolidated EBITDA as of the end of each of the fiscal quarters ending on the dates set forth for the period of four fiscal quarters ending on such dates below to be less than the amount set forth opposite such quarter in the table below; provided that for the fiscal quarters ended on December 31, 2011, March 31, 2012 and June 30, 2012, such periods shall be one fiscal quarter, two fiscal quarters and three fiscal quarters, respectively:

Fiscal Quarter	Consolidated EBITDA
December 31, 2011	$250,000
March 31, 2012	$1,250,000
June 30, 2012	$2,500,000
September 30, 2012	$4,000,000
December 31, 2012 and March 31, 2013	$4,250,000
June 30, 2013	$4,500,000
September 30, 2013	$4,750,000
December 31, 2013 and thereafter	$5,000,000

SECTION 8.      EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of the Term Loans or any Applicable Premium when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Term Loans, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by the Loan Parties herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           the Loan Parties shall default in the observance or performance of any agreement contained in (i) contained in Section 7.1 and such default shall continue unremedied for five (5) Business Days or (ii) Section 5.1, clause (i) of Section 5.4(a), Section 5.7(a), Section 6 or Sections 7.2, 7.3, 7.4 or 7.5 of this Agreement; or

(d)           the Loan Parties shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days; or

(e)           any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

(f)           (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in liability in excess of $750,000; or

(h)           one or more judgments or decrees shall be entered against any Loan Party involving a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $750,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)           any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or the Loan Parties shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party shall so assert; or

(k)           any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Term Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, terminate the Commitments, declare the Term Loans hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9.      THE ADMINISTRATIVE AGENT

9.1      Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3      Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Loan Parties to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Loan Parties.

9.4      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

9.5      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, and then, only to the extent such notices, reports or documents are actually provided by the Loan Parties, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7      Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not indemnified or reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

9.8      Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9      Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent.  If no successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  The term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10           Authorization to Release Liens and Guarantees.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15 or as otherwise specified in any Loan Document.

9.11           Separate Action.  Except with respect to the exercise of setoff rights of any Lender the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any Loan Party or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

9.12           Representative Capacity.  In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

SECTION 10.       MISCELLANEOUS

10.1           Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)           forgive the principal amount or extend the final scheduled date of maturity of the Term Loans, reduce the stated rate of any interest or fee payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender;

(ii)           amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(iii)           amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(iv)           amend, modify or waive any provision of Section 2.10 without the consent of each Lender directly affected thereby;

(v)           impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6; or

(vi)           except as otherwise specified in Section 9.12 or in any Security Document, release all or substantially all of the Collateral or release the Borrower or any Guarantor from its Obligations, in each case, without the consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans.  In the case of any waiver, any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

It is understood that any amendments, supplements or modifications to this Agreement (including any amendment and restatement thereof), for the purpose of modifying any provisions to this Agreement, shall be considered the same credit facility, as amended, and not a new loan.

10.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or as otherwise specified to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	IM Brands, LLC 475 Tenth Avenue, 4th Floor New York, New York 10018 Attn: Chief Executive Officer and Chief Financial Officer Telecopy: (347) 727-2479 Telephone: (347) 727-2474

With a copy to:	Xcel Brands, Inc 475 Tenth Avenue, 4th Floor New York, New York 10018 Attn: Chief Executive Officer and Chief Financial Officer Telecopy: (347) 727-2479 Telephone: (347) 727-2474

And a copy to:	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman, Esq. Telecopy: (212) 885-5000 Telephone: (212) 885-5555

The Administrative Agent:	MidMarket Capital Partners, LLC 430 Park Avenue New York, New York 10022 Attn: Gabriel Gengler Telecopy: (866) 376-4175 Telephone: (646) 202-9454

With a copy to:	Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Attn: John S. Fronduti Telecopy: (513) 579-6457 Telephone: (513) 579-6400

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4           Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

10.5           Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent and the other Lenders and, if reasonably necessary, one local counsel in any relevant jurisdiction, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the enforcement by any Indemnitee of any right or remedy hereunder or thereunder, (ii) the Term Loans or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.

10.6           Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Term Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)           Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in the Term Loans owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of the Loan Documents, or any consent to any departure by the Loan Parties therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Term Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 with respect to its participation in the Commitments and the Term Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.12, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Sections 2.11 or 2.12 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) assign to any other Person; provided that no such assignment shall be made to the Borrower, any Subsidiary, the Parent or any of their respective Affiliates; provided that no such consent need be obtained by any MidMarket Entity, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent is required pursuant to the foregoing provisions, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.11, 2.12 and 10.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Term Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of the Term Loans, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a MidMarket Entity or (z) in the case of an Assignee which is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Term Loans assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained Loans, upon request, a new Note to the order of the Assignor in an amount equal to the Term Loans retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of the Term Loans or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of the Term Loans that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make the Term Loans and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Term Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7           Adjustments; Set-off.  (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10           Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12           Submission To Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13           Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Borrower and the Lenders.

10.14           Confidentiality.  The Administrative Agent and each of the Lenders agrees to keep confidential all non-public information provided to it by the Loan Parties pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate of any thereof, on a need-to-know basis, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, on a need-to-know basis, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it; provided that notice of such disclosure shall be provided to the Loan Parties upon such request or demand, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided that other than in connection with an audit or examination by any federal or state regulatory agency asserting jurisdiction over the Administrative Agent or any Lender, notice of such disclosure shall be provided to the Loan Parties upon such order, or prior to such disclosure if such disclosure is required pursuant to any Requirement of Law,  (g) in connection with any litigation or similar proceeding, provided that notice of such disclosure shall be provided to the Loan Parties prior to such disclosure, (h) that has been publicly disclosed other than in breach of this Section, or, to the Administrative Agent’s or such Lender’s knowledge, other than in breach of any other confidentiality agreement, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, to the extent necessary to enable the Administrative Agent or such Lender to exercise any such remedy.

10.15           Release of Collateral and Guarantee Obligations.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under the Loan Documents of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under the Loan Documents.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16           Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17           WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

IM BRANDS, LLC

By:	/s/ Robert D’Loren
Name:
Title:

MIDMARKET CAPITAL PARTNERS, LLC,
as Administrative Agent

By:	/s/ David Meyer
Name: David Meyer
Title: Managing Director

GREAT AMERICAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Mark F. Muething
Name: Mark F. Muething
Title: Executive Vice President & Secretary

GREAT AMERICAN INSURANCE COMPANY, as a Lender

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President, Assistant General Counsel & Assistant Secretary

[Signature Page to the Credit Agreement]

COMMITMENTS

Lender	Commitment

Great American Life Insurance Company	$9,405,000

Great American Insurance Company	$4,050,000